UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K/A

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	December 29, 2009

Furmanite Corporation
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	001-05083	74-1191271
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

2435 N. Central Expressway, Richardson, Texas		75080
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	972-699-4000

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 2.05 Costs Associated with Exit or Disposal Activities.

Explanatory Note

On January 5, 2010, Furmanite Corporation (the "Company") filed a Current Report on Form 8-K (the "Original Form 8-K") reporting a cost reduction initiative, including planned workforce reductions and consolidation of certain functions. At the time the Original Form 8-K was filed, the Company was not able to estimate the amount of the costs to be incurred from such cost reduction initiative. The Company is filing this Amendment on Form 8-K/A (this "Form 8-K/A") to amend the Original Form 8-K to report the restructuring charges that it recorded in the fourth quarter of 2009, estimates of the expenses that will be incurred, and estimates of the charges that will result in future cash expenditures. The disclosure contained in Item 2.05 of the Original Form 8-K is hereby replaced in its entirety by the disclosure contained in Item 2.05 of this Form 8-K/A.

Item 2.05 Costs Associated with Exit or Disposal Activities.

On December 29, 2009, the Company committed to a cost reduction initiative, including planned workforce reductions and consolidation of certain functions. The Company has taken these specific actions in order to more favorably align its selling, general and administrative costs with its current level of operations. The Company expects to complete these cost reduction actions during 2010, with the majority of these costs expected during the first quarter of 2010.

During the fourth quarter of 2009, the Company recorded $1.1 million in restructuring charges, which included $0.9 million for severance and benefits, $22.0 thousand for lease costs, and $0.2 million for other restructuring costs. Of these charges, $0.4 million and $0.7 million were incurred in the United States and Europe, respectively, with only minimal restructuring costs incurred in Asia-Pacific. As of December 31, 2009, the Company had severance and benefit liabilities of $0.7 million included in accrued compensation and benefits which relate to 2009 charges expected to be paid primarily during the first quarter of 2010. Additional restructuring costs in 2010 are expected to total approximately $2.3 million of which $1.2 million are expected for severance and related costs, $0.6 million for lease termination costs and $0.5 million for other restructuring costs. Of these estimated costs, $0.3 million are expected in the United States and $2.0 million are expected in Europe. The total workforce reductions are expected to include terminations for 108 employees, which include reductions of 26 employees in the United States, 81 employees in Europe, and one employee in Asia-Pacific. The total amount expected to be incurred in connection with the cost reduction initiative is $3.4 million, with the majority of the 2010 expenses expected to be recognized in the first quarter. The Company expects all these charges to be cash expenditures. As of December 31, 2009, future cash expenditures are estimated to be $3.0 million which are expected to be paid primarily during the first quarter of 2010.

Forward-Looking Statements Disclaimer

This Form 8-K/A contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that are based upon management’s beliefs, as well as assumptions made by and information currently available to management. All statements other than statements of historical fact included in this Form 8-K/A, in particular regarding the amounts and timing for anticipated disposal costs described above, constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including but not limited to statements identified by the words “estimates,” “expects to,” “currently expects” and similar expressions. Actual events or results may differ materially from such forward-looking statements. For information about the factors that could cause such differences, please refer to the Company’s Annual Report on Form 10-K for the year ended December 31, 2009. The Company undertakes no obligation to update any forward-looking statements to reflect new information, events or circumstances after the date made or to reflect the occurrence of unanticipated events, expect as required by law.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Furmanite Corporation

March 12, 2010	By:	Robert S. Muff

Name: Robert S. Muff
Title: Principal Financial Officer